Network Systems International, Inc. and Subsidiaries
                        Long-Term Stock Incentive Plan

                              ARTICLE I GENERAL

  1.01.     Purpose.

      The purposes of this Long-Term Stock Incentive Plan (the "Plan") are to: (1) closely associate the interests of the key associates (management and certain other employees) of Network Systems International, Inc., a Nevada corporation, and its adopting Subsidiaries (the "Company") with the stockholders by reinforcing the relationship between participants' rewards and stockholder gains; (2) provide key associates with an equity ownership in the Company commensurate with Company performance, as reflected in increased stockholder value; (3) maintain competitive compensation levels; and (4) provide an incentive to key associates for continuous employment with the Company.

  1.02.    Administration.

  (a) The Plan shall be administered by a Committee (the "Committee"), appointed by the Board of Directors of Network Systems International, Inc. (the "Board"), which shall consist of at least three members, all of whom shall be members of the Board.
  (b) The Committee shall have the authority, in its sole discretion and from time to time to:
  (i) designate the key associates or classes of key associates eligible to participate in the Plan;
  (ii) grant awards provided in the Plan in such form and amount as the Committee shall determine;
  (iii)impose such limitations, restrictions and conditions upon any such award as the Committee shall deem appropriate; and
  (iv) interpret the Plan, adopt, amend and rescind rules and regulations relating to the Plan, and make all other determinations and take all other action necessary or advisable for the implementation and administration of the Plan.
  (c) Decisions and determinations of the Committee on all matters relating to the Plan shall be in its sole discretion and shall be conclusive so long as such decisions shall conform to applicable federal and state law. No member of the Committee shall be liable for any action taken or decision made in good faith relating to the Plan or any award thereunder.

  1.03. Eligibility for Participation.

     Participants in the Plan shall be selected by the Committee from the executive officers, management, and other employees (collectively "associates") of the Company who have the capability of making a substantial contribution to the success of the Company. In making this selection and in determining the form and amount of awards, the Committee shall consider any factors deemed relevant, including the individual's functions, responsibilities, value of services to the Company and past and potential contributions to the Company's profitability and sound growth. The Committee's determinations need not be uniform and may be made by the Committee selectively among the persons who receive, or are eligible to receive, Options under the Plan, whether or not such persons are similarly situated.

  1.04. Types of Awards Under Plan.

  Awards under the Plan may be in the form of any one or more of the following:
  (i) Stock Options, as described in Article II; and
  (ii) Incentive Stock Options, as described in Article III.

  1.05. Aggregate Limitation on Awards.

     (a) Shares of stock which may be issued under the Plan shall be authorized Common Stock of Network Systems
International, Inc. a Nevada corporation, par value $.001 per share ("Common Stock"). The maximum number of shares of Common Stock which may be issued under the Plan shall be five hundred thousand.
     (b) For purposes of calculating the maximum number of shares of Common Stock which may be issued under the Plan:
     (i) all the shares issued (including the shares, if any, withheld for tax withholding requirements) shall be counted when cash is used as full payment for shares issued upon exercise of a Stock Option or Incentive Stock Option; and only the net shares issued (including the shares, if any, withheld for tax withholding requirements) shall be counted when shares of Common Stock are used as full or partial payment for shares issued upon exercise of a Stock Option or Incentive Stock Option.
    (c) Shares tendered by a participant as payment for shares issued upon exercise of a Stock Option or Incentive
Stock Option shall be available for issuance under the Plan.
Any shares of Common Stock subject to a Stock Option or Incentive Stock Option which for any reason is terminated unexercised or expires shall again be available for issuance under the Plan.

1.06. Effective Date and Term of Plan.

  The Plan shall become effective on the date approved by the Board and shall remain in effect for a period of ten years from such date.

                       ARTICLE II STOCK OPTIONS

  2.01. Award of Stock Options.

  The Committee may from time to time, and subject to the provisions of the Plan and such other terms and conditions as the Committee may grant to any person eligible to participate in the Plan one or more options to purchase for cash or shares the number of shares of Common Stock ("Stock Options") allotted by the Committee. The date a Stock Option is granted shall mean the date selected by the Committee as of which the Committee allots a specific number of shares to a participant pursuant to the Plan.

  2.02. Stock Option Agreements.

  The grant of a Stock Option shall be evidenced by a written Stock Option Agreement ("Stock Option Agreement"), executed by the Company and the holder of a Stock Option
(the "Optionee"), stating the number of shares of Common
Stock subject to the Stock Option evidenced thereby, and in such form as the Committee may from time to time determine.

  2.03. Stock Option Price.

  The option price per share of Common Stock deliverable upon the exercise of a Stock Option shall be, at least, 100% of the fair market value of a share of Common Stock on the date the Stock Option is granted.

  2.04. Term and Exercise.

  Each Stock Option shall be fully exercisable as set forth in the Stock Option Agreement, but in any event not sooner than one year from the date of its grant, and unless a shorter period is provided by the Committee or by another
Section of this Plan, may be exercised during a period of ten years from the date of grant thereof (the "option term"). No Stock Option shall be exercisable after the expiration of its option term.

  2.05. Manner of Payment.

  Each Stock Option Agreement shall set forth the procedure governing the exercise of the Stock Option granted thereunder, and shall provide that, upon such exercise in respect of any shares of Common Stock subject thereto, the Optionee shall pay to the Company, in full, the option price for such shares with cash or with previously owned Common Stock at the discretion of the Company.

  2.06. Death of Optionee.

  (a) Upon the death of the Optionee, any rights to the extent exercisable on the date of death may be exercised by the Optionee's estate, or by a person who acquires the right to exercise such Stock Option by bequest or inheritance or by reason of the death of the Optionee, provided that such exercise occurs within both the remaining effective term of the Stock Option and twelve months after the Optionee's death.
  (b) The provisions of this Section shall apply notwithstanding the fact that the Optionee's employment may have terminated prior to death, but only to the extent of any rights exercisable on the date of death.

  2.07 Retirement or Disability.

  Upon termination of the Optionee's employment by reason of retirement or permanent disability (as each is determined by the Committee), the Optionee may, within 12 months from the date of termination, exercise any Stock Options to the extent such options are exercisable during such 12-month period.

  2.08. Termination for Other Reasons.

  Except as provided in Sections 2.06 and 2.07, or except as otherwise determined by the Committee, all Stock Options shall terminate sixty (60) days after the termination of the Optionee's employment for any other reason.

             ARTICLE III INCENTIVE STOCK OPTIONS

  3.01. Award of Incentive Stock Options.

  The Committee may, from time to time and subject to the provisions of the Plan and such other terms and conditions as the Committee may prescribe, grant to any employee of the Company who is eligible to participate in the Plan one or more "incentive stock options" (intended to qualify as such under the provisions of section 422 of the Internal Revenue Code of 1986, as amended ("Incentive Stock Options") to purchase for cash or shares the number of shares of Common Stock allotted by the Committee. The date an Incentive Stock Option is granted shall mean the date selected by the Committee as of which the Committee allots a specific number of shares to a participant pursuant to the Plan. Notwithstanding the foregoing, Incentive Stock Options shall not be granted to any owner of 10% or more of the total combined voting power of the Company and its subsidiaries.

  3.02. Incentive Stock Option Agreements.

  The grant of an Incentive Stock Option shall be evidenced by a written Incentive Stock Option Agreement, executed by the Company and the grantee of an Incentive Stock Option
(the "Optionee"), stating the number of shares of Common
Stock subject to the Incentive Stock Option evidenced thereby, and in such form as the Committee may from time to time determine.

  3.03. Incentive Stock Option Price.

  The option price per share of Common Stock deliverable upon the exercise of an Incentive Stock Option shall be at least 100% of the fair market value of a share of Common
Stock on the date the Incentive Stock Option is granted.

  3.04. Term and Exercise.

  Each Incentive Stock Option shall be fully exercisable as set forth in the Long Term Incentive Stock Option Agreement, but in any event not sooner than one year from the date of grant and in compliance with current IRS guidelines.
Options may be exercised during a period of ten years from the date of grant (the "option term"). No Incentive Stock Option shall be exercisable after the expiration of its option term.

  3.05. Maximum Amount of Incentive Stock Option Grant.

     No Optionee may be granted an Incentive Stock Option in any calendar year if the aggregate fair market value (determined as of the date the Option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by such Optionee during any calendar year, under this and all other incentive stock option plans (as defined in Section 422 of the Internal Revenue Code) of the Company, would exceed One Hundred Thousand Dollars ($100,000).

  3.06. Death of Optionee.

  (a) Upon the death of the Optionee, any Incentive Stock Option exercisable on the date of death may be exercised by the Optionee's estate or by a person who acquires the right to exercise such Incentive Stock Option by bequest or inheritance or by reason of the death of the Optionee, provided that such exercise occurs within both the remaining option term of the Incentive Stock Option and one year after the Optionee's death.
  (b) The provisions of this Section shall apply notwithstanding the fact that the Optionee's employment may have terminated prior to death, but only to the extent of any Incentive Stock Options exercisable on the date of death.

  3.07. Retirement or Disability.

  Upon the termination of the Optionee's employment by reason of permanent disability or retirement at age 65 (or at such other times as each shall be determined by the Committee), the Optionee may exercise Incentive Stock Options to the extent such Incentive Stock Options were exercisable at the date of such termination of employment. In addition, these options can only be exercised up to the end of the time periods set forth in Section 422 of the Internal Revenue Code of 1986, which states that exercise of an Incentive Stock Option will not be available to an Optionee who exercises any Incentive Stock Options more than
(i) 12 months after the date of termination of employment due to permanent disability or (ii) three months after the date of termination of employment due to retirement.

  3.08. Termination for Other Reasons.

  Except as provided in Sections 3.06 and 3.07 or except as otherwise determined by the Committee, all Incentive Stock
Options shall terminate sixty (60) days after the termination of the Optionee's employment with the Company.

  3.09. Applicability of Stock Options Section.

  Section 2.05, Manner of Payment  applicable to Stock
Options, shall apply equally to Incentive Stock Options.
Said Section is incorporated by reference in this Article
III as though fully set forth herein.

                   ARTICLE IV MISCELLANEOUS

  4.01. General Restriction.

     Each award under the Plan shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or Federal law, or (ii) the consent or approval of any government regulatory body, or (iii) an agreement by the Optionee of an award with respect to the disposition of shares of Common Stock, is necessary or desirable as a condition of, or in connection with, the granting of such award or the issue or purchase of shares of Common Stock thereunder, such award may not be consummated in whole or in part unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

  4.02. Non-Assignability.

  No award under the Plan shall be assignable or transferable by the recipient thereof, except by will or by the laws of descent and distribution, nor shall any award under the Plan be subject to attachment, execution or other similar process. During the life of the recipient, such award shall be exercisable only by such person or by such person's guardian or legal representative.

  4.03. Withholding Taxes.

  Whenever the Company proposes or is required to issue or transfer shares of Common Stock under the Plan, the Company, if required to withhold taxes upon issuance or transfer of shares, will have the right to require the Optionee to remit to the Company an amount sufficient to satisfy any Federal, state and/or local withholding tax requirements prior to the delivery of any certificate or certificates for such shares. Alternatively, the Company may issue or transfer such shares of Common Stock net of the number of shares sufficient to satisfy the withholding tax requirements. For withholding tax purposes, the shares of Common Stock shall be valued on the date the withholding obligation is incurred.

  4.04. Right to Terminate Employment.

     Nothing in the Plan or in any agreement entered into pursuant to the Plan shall confer upon any Optionee or stockholder any right to continue in the employment of the Company or affect any right which the Company may have to terminate the employment of any Optionee or stockholder.

  4.05. Rights as a Stockholder.

  An Optionee shall have no rights as a stockholder with respect to shares of Common Stock subject to an option granted to the Optionee unless and until certificates for shares of Common Stock are issued to the Optionee pursuant to such option.

  4.06. Definitions.

  In this Plan the following definitions shall apply:
  (a) "Subsidiary" means any corporation of which, at the time more than 50% of the shares entitled to vote generally in an election of directors are owned directly or indirectly by Network Systems International, Inc., a Nevada corporation, or any Subsidiary thereof.
  (b) "Fair market value" as of any date and in respect of any share of Common Stock means the closing bid price on such date or on the next business day, if such date is not a business day, of a share of Common Stock reflected in the consolidated trading tables of The Wall Street Journal (presently the NASDAQ) or any other publication selected by the Committee, provided that, if shares of Common Stock shall not have been traded on the NASDAQ market for more than 10 days immediately preceding such date or if deemed appropriate by the Committee for any other reason, the fair market value of shares of Common Stock shall be as determined by the Committee in such other manner as it may deem appropriate.
  (d) "Option" means Stock Option or Incentive Stock
Option.
  (e) "Option price" means the purchase price per share of Common Stock deliverable upon the exercise of a Stock Option or Incentive Stock Option.

  4.07 Leaves of Absence.

  The Committee shall be entitled to make such rules, regulations and determinations, consistent with any applicable laws, as it deems appropriate under the Plan in respect of any leave of absence taken by the recipient of any award. Without limiting the generality of the foregoing, the Committee shall be entitled to determine (i) whether or not any such leave of absence shall constitute a termination of employment within the meaning of the Plan and (ii) the impact, if any, of any such leave of absence on awards under the Plan theretofore made to any recipient who takes such leave of absence.

  4.08. Newly Eligible Employees.

  The Committee shall be entitled to make such determinations and awards as it deems appropriate in respect of any employee who becomes eligible to participate in the Plan or any portion thereof after the commencement of an award or incentive period.

  4.09. Adjustments of and Changes in Stock of Network.

     In any event of any change in the outstanding Common
Stock by reason of a stock dividend or distribution, recapitalization, merger, consolidation, split-up, combination, exchange of shares or the like, the Committee may appropriately adjust the number of shares of Common
Stock which may be issued under the Plan, the number of shares of Common Stock subject to Options theretofore granted under the Plan, the option price of Options theretofore granted under the Plan, and any and all other matters deemed appropriate by the Committee. In the event of a "Change in Control" of the Company any Option previously granted under the Plan to an Optionee shall be immediately exercisable in full on such date, without regard to any times of exercise established under Section 2.04 or
3.04 hereof and any Sections outlined in the Stock Option
Agreement or Long Term Incentive Stock Option Agreement, as the case may be. The term "Change in Control" shall mean the occurrence, at any time during the specified term of an Option granted under the Plan, of any of the following events:
  (a) The Company is merged or consolidated or reorganized into or with or shares of stock of the Company are exchanged for stock or securities of, another corporation or other legal person and as a result of such, merger, consolidation, reorganization or exchange less than 51% of the outstanding voting securities or other capital interests of the surviving, resulting or acquiring corporation or other legal person are owned in the aggregate by the stockholders of the Company immediately prior to such merger, consolidation, reorganization or exchange;
  (b) The Company sells all or substantially all of its business and/or assets to any other corporation or other legal person, less than 51% of the outstanding voting securities or other capital interests of which are owned in the aggregate by the stockholders of the Company, directly or indirectly, immediately prior to or after such sale;
  (c) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), disclosing that any person or group (as the terms "person" and "group" are used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act and the rules and regulations promulgated thereunder) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of 20% or more of the issued and outstanding shares of voting securities of the Company; or
  (d) During any period of two consecutive years, individuals who at the beginning of any such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof unless the election, or nomination for election by the Company's stockholders of each new director of the Company was approved by a vote of at least two-thirds of such directors of the Company then still in office who were directors of the Company at the beginning of any such period.

   4.10. Amendment of the Plan.

     (a) The Committee may, without further action by the stockholders of the Company and without receiving further consideration from the participants or paying further consideration to participants, amend this Plan or condition or modify awards under this Plan in response to changes in securities or other laws or rules, regulations or regulatory interpretations thereof applicable to this Plan or to comply with stock exchange rules or requirements.
     (b) The Committee may at any time and from time to time terminate or modify or amend the Plan in any respect, except that without stockholder approval the Committee may not (i) increase the maximum number of shares of Common Stock which may be issued under the Plan (other than increases pursuant to Section 4.09), (ii) extend the period during which any award may be granted or exercised, (iii) extend the term of the Plan, or (iv) change the associates/employees or group of associates/employees eligible to receive Incentive Stock Options. The termination or any modification or amendment of the Plan, except as provided in subsection (a), shall not, without the consent of a participant, affect his or her rights under an award previously granted to him or her.

  4.11. Effective Date of the Plan.

Effectiveness of the Plan is subject to approval by the stockholders of the Company within twelve (12) months from the date the Plan is adopted by the Board. Notwithstanding any other provision hereof, options may be granted under the Plan prior to obtaining stockholder approval, however no Option granted hereunder may be exercised prior to approval of the Plan by the stockholders of the Company and, in the event the stockholders do not approve the Plan within one year from the adoption of the Plan by the Board, all Options granted hereunder shall be void ab initio.